Exhibit 21

Mentor Graphics Subsidiaries

0-In Design Automation 0-In Design Automation K.K. Accelerated Technology (PVTD) Limited
Accelerated Technology S.A.
Anacad Electrical Engineer Software Ltd.
Descon Management GmbH
First Earth, Limited
Harness Software Limited
HSL Holdings Limited
IKOS Systems Limited
Ikos Systems, Inc.
Innoveda GmbH
Innoveda Korean Holdings, Inc.
Innoveda Limited
Mentor Design Systems Pte. Ltd.
Mentor Graphics (Asia) Pte Ltd
Mentor Graphics (Canada) Limited
Mentor Graphics Denmark, Filial AF Mentor Graphics (Ireland) Limited
Mentor Graphics (Deutschland) GmbH
Mentor Graphics (Egypt)
Mentor Graphics (Espana) SA
Mentor Graphics (Finland) Oy
Mentor Graphics (France) Sarl
Mentor Graphics (France) Sede Italiania
Mentor Graphics (Holdings) Limited
Mentor Graphics (Hong Kong) Limited Mentor Graphics (Hungary)
Mentor Graphics (India) Private Limited
Mentor Graphics (Ireland) Limited
Mentor Graphics Scandinavia AB, Danish Branch Mentor Graphics (Ireland), Austria Branch
Mentor Graphics (Ireland), Finnish Branch
Mentor Graphics (Ireland), French Branch
Mentor Graphics (Ireland), German Branch
Mentor Graphics (Ireland), Swedish Branch
Mentor Graphics (Ireland), Taiwan Branch
Mentor Graphics (Ireland), UK Branch
Mentor Graphics (Israel) Limited
Mentor Graphics (Japan) Co. Ltd.
Mentor Graphics (Netherlands Antilles) N.V.
Mentor Graphics (Netherlands) B.V. Mentor Graphics (Nodia) Pvt. Ltd.
Mentor Graphics (Scandinavia) AB
Mentor Graphics (Schweiz) AG
Mentor Graphics (Taiwan) Limited
Mentor Graphics (UK) Limited
Mentor Graphics Development (Ireland) Ltd
Mentor Graphics Ltd Bermuda
Mentor Graphics Polska Mentor Graphics Sales and Services

Mentor Graphics Shanghai Electronic Technology Co.
Mentor Korea Company, Limited
Meta Systems SARL
Microtec Israel Project Technology Inc
Silicon Complier BV
Systolic Technology Limited
Veribest International Ltd. UK VeSys Ltd.